UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): January 12, 2006
Commission File Number 1-9929
Insteel Industries, Inc.
(Exact name of registrant as specified in its charter)

North Carolina	56-0674867

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1373 Boggs Drive, Mount Airy, North Carolina	27030

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (336) 786-2141
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
     On January 12, 2006, Insteel Industries, Inc. and certain of its affiliates entered into that certain Amended and Restated Credit Agreement, dated January 12, 2006 (the “Amended and Restated Agreement”), by and among Insteel Wire Products Company, as Borrower, Insteel Industries, Inc., as a Credit Party, Intercontinental Metals Corporation, as a Credit Party, and General Electric Capital Corporation, as Agent and Lender. The Amended and Restated Credit Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and by this reference made a part hereof.
     The Amended and Restated Credit Agreement increases the commitment amount of the revolving credit facility from $75 million to $100 million and extends the maturity date by two years to June 2010. Among other changes, the Amended and Restated Credit Agreement reduces the initial applicable LIBOR-based borrowing rate on the revolver by 100 basis points, eliminates the annual capital expenditure limitation, and eliminates the restrictions on dividends and share repurchases subject to the maintenance of certain excess borrowing availability thresholds. In December 2005, the Company repaid the remaining balance on the term loan leaving only the revolving credit facility outstanding. As of January 12, 2006, there were no borrowings outstanding on the revolving credit facility.
Item 8.01. Other Events
     On January 13, 2006, the Company issued a press release announcing that its board of directors has authorized the Company to repurchase up to $15 million of its outstanding common stock over a period of up to twelve months ending January 12, 2007. A copy of this release is being furnished as Exhibit 99.1 to this Current Report on Form 8-K.
Item 9.01. Financial Statements and Exhibits

Exhibit 10.1	Amended and Restated Credit Agreement dated January 12, 2006 among Insteel Wire Products Company, as Borrower; Insteel Industries, Inc., as a Credit Party; Intercontinental Metals Corporation, as a Credit Party; and General Electric Capital Corporation, as Agent and Lender.

Exhibit 99.1	Press release dated January 13, 2006 announcing stock repurchase program and amendment to credit facility.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INSTEEL INDUSTRIES, INC. Registrant

Date: January 13, 2006	By:	/s/ H.O. Woltz III

H.O. Woltz III
President and Chief Executive Officer

Date: January 13, 2006	By:	/s/ Michael C. Gazmarian

Michael C. Gazmarian
Chief Financial Officer and Treasurer